                                                                    EXHIBIT 99-4

                           PULITZER PUBLISHING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Consolidated Income for each of the Nine-Month Periods
              Ended September 30, 1998 and 1997

         Statements of Consolidated Financial Position at September 30, 1998 and
              December 31, 1997

         Statements of Consolidated Cash Flows for each of the Nine-Month
              Periods Ended September 30, 1998 and 1997

         Notes to Consolidated Financial Statements


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME
(AS RESTATED, SEE NOTE 7)
(UNAUDITED)
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)


                                                             Third Quarter Ended             Nine Months Ended
                                                                September 30,                  September 30,
                                                         -----------------------------  ----------------------------
OPERATING REVENUES - NET:                                       1998            1997            1998          1997
Publishing:
    Advertising                                               $58,438         $55,872        $178,245       $168,245
    Circulation                                                22,172          21,573          66,194         65,762
    Other                                                      10,153          10,061          30,768         29,639
  Broadcasting                                                 53,908          53,738         173,681        165,002
                                                          -----------   -------------   -------------   ------------
              Total operating revenues                        144,671         141,244         448,888        428,648
                                                          -----------   -------------   -------------   ------------


OPERATING EXPENSES:
  Publishing operations                                        37,141          36,393         111,667        106,437
  Broadcasting operations                                      18,268          17,513          54,313         51,502
  Selling, general and administrative                          47,297          46,844         144,720        140,447
  St. Louis Agency adjustment                                   5,063           4,320          15,926         14,749
  Depreciation and amortization                                 8,876           9,015          26,750         27,435
                                                          -----------   -------------   -------------   ------------
              Total operating expenses                        116,645         114,085         353,376        340,570
                                                          -----------   -------------   -------------   ------------

  Operating income                                             28,026          27,159          95,512         88,078

  Interest income                                               1,385             975           3,541          3,476
  Interest expense                                             (3,330)         (3,854)        (10,255)       (12,553)
  Net other expense                                              (127)           (307)         (1,303)          (867)
                                                          -----------   -------------   -------------   ------------

INCOME BEFORE PROVISION FOR INCOME
  TAXES                                                        25,954          23,973          87,495         78,134

PROVISION FOR INCOME TAXES                                     10,547           9,750          35,422         31,735
                                                          -----------   -------------   -------------   ------------

NET INCOME                                                    $15,407         $14,223         $52,073        $46,399
                                                          ===========   =============   =============   ============

BASIC EARNINGS PER SHARE OF STOCK:
  Earnings per share                                            $0.69           $0.64           $2.33          $2.10
                                                          ===========   =============   =============   ============

  Weighted average number of shares outstanding                22,449          22,151          22,343         22,088
                                                          ===========   =============   =============   ============

DILUTED EARNINGS PER SHARE OF STOCK:
  Earnings per share                                            $0.68           $0.63           $2.29          $2.07
                                                          ===========   =============   =============   ============

  Weighted average number of shares outstanding                22,806          22,489          22,726         22,427
                                                          ===========   =============   =============   ============

See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(AS RESTATED, SEE NOTE 7)
(UNAUDITED)
(IN THOUSANDS)

                                                                                      September 30,            December 31,
                                                                                          1998                     1997
                                                                                ------------------       ------------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                              $107,291              $ 62,749
  Trade accounts receivable (less allowance for doubtful
    accounts of $2,751 and $2,411)                                                         78,663                85,882
  Inventory                                                                                 2,427                 5,265
  Prepaid expenses and other                                                                8,764                12,847
  Program rights                                                                           10,283                 7,866
                                                                                -----------------     -----------------

              Total current assets                                                        207,428               174,609
                                                                                -----------------     -----------------

PROPERTIES:
  Land                                                                                     15,904                16,154
  Buildings                                                                                87,112                84,215
  Machinery and equipment                                                                 232,832               225,113
  Construction in progress                                                                 14,420                 7,324
                                                                                -----------------     -----------------
              Total                                                                       350,268               332,806
  Less accumulated depreciation                                                           186,605               170,992
                                                                                -----------------     -----------------

              Properties - net                                                            163,663               161,814
                                                                                -----------------     -----------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of applicable amortization                                      277,148               287,617
  Receivable from The Herald Company                                                       37,339                39,733
  Other                                                                                    29,308                19,183
                                                                                -----------------     -----------------

              Total intangible and other assets                                           343,795               346,533
                                                                                -----------------     -----------------

                   TOTAL                                                                 $714,886              $682,956
                                                                                =================     =================

                                                                     (Continued)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(AS RESTATED, SEE NOTE 7)
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  September 30,            December 31,
                                                                                      1998                     1997
                                                                                ------------------       ------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                                  $15,947                 $16,158
  Current portion of long-term debt                                                        12,705                  12,705
  Salaries, wages and commissions                                                          13,198                  15,232
  Income taxes payable                                                                        881                   3,070
  Program contracts payable                                                                 9,846                   7,907
  Interest payable                                                                          2,088                   5,677
  Acquisition payable                                                                       9,804                   9,804
  Other                                                                                     8,078                   4,734
                                                                                -----------------       -----------------
              Total current liabilities                                                    72,547                  75,287
                                                                                -----------------       -----------------

LONG-TERM DEBT                                                                            160,000                 172,705
                                                                                -----------------       -----------------

PENSION OBLIGATIONS                                                                        28,682                  26,709
                                                                                -----------------       -----------------

POSTRETIREMENT AND POSTEMPLOYMENT
  BENEFIT OBLIGATIONS                                                                      91,495                  91,906
                                                                                -----------------       -----------------

OTHER LONG-TERM LIABILITIES                                                                 6,224                   5,572
                                                                                -----------------       -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; issued and outstanding - none
  Common stock, $.01 par value; 100,000,000 shares authorized;
    issued - 7,116,359 in 1998 and 6,797,895 in 1997                                           71                      68
  Class B common stock, convertible, $.01 par value; 50,000,000
    shares authorized; issued - 27,083,630 in 1998 and 27,125,247 in 1997                     271                     271
  Additional paid-in capital                                                              142,077                 135,542
  Retained earnings                                                                       401,492                 362,828
                                                                                -----------------       -----------------
              Total                                                                       543,911                 498,709
  Treasury stock - at cost; 25,519 and 24,660 shares of common stock in 1998 and 1997, respectively, and  11,700,850 shares
          of Class B common stock in 1998 and 1997                                       (187,973)               (187,932)
                                                                                -----------------       -----------------
              Total stockholders' equity                                                  355,938                 310,777
                                                                                -----------------       -----------------

                   TOTAL                                                                 $714,886                $682,956
                                                                                =================       =================

                                                                     (Concluded)


See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(AS RESTATED, SEE NOTE 7)
(UNAUDITED)
(IN THOUSANDS)


                                                                                                 Nine Months Ended
                                                                                                  September 30,
                                                                                        ---------------------------------
                                                                                              1998              1997
                                                                                        ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                $52,073          $46,399
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                           16,508           17,273
      Amortization of intangibles                                                            10,242           10,162
      Changes in assets and liabilities (net of the effects of the purchase and sale of properties) which provided (used) cash:
          Trade accounts receivable                                                           7,219            3,005
          Inventory                                                                           2,838             (659)
          Other assets                                                                        2,464           (7,605)
          Trade accounts payable and other liabilities                                       (4,874)          (2,057)
          Income taxes payable                                                               (2,189)            (184)
                                                                                      -------------    -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                    84,281           66,334
                                                                                      -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                      (19,364)         (19,097)
  Purchase of publishing properties                                                          (2,051)
  Purchase of broadcast assets                                                                                (2,936)
  Investment in limited partnerships                                                         (4,788)          (4,175)
  Sale of publishing property                                                                 2,590
  Decrease in notes receivable                                                                  111            4,976
                                                                                      -------------    -------------
NET CASH USED IN INVESTING ACTIVITIES                                                       (23,502)         (21,232)
                                                                                      -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on long-term debt                                                              (12,705)         (50,705)
  Dividends paid                                                                            (10,029)          (8,599)
  Proceeds from exercise of stock options                                                     5,521            3,108
  Proceeds from employee stock purchase plan                                                  1,017
  Purchase of treasury stock                                                                    (41)             (28)
                                                                                      -------------    -------------
NET CASH USED IN FINANCING ACTIVITIES                                                       (16,237)         (56,224)
                                                                                      -------------    -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         44,542          (11,122)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                               62,749           73,052
                                                                                      -------------    -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 $107,291          $61,930
                                                                                      =============    =============

See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)


1.    ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Pulitzer Publishing Company (the "Company" or "Pulitzer") and its subsidiary companies, all of which are wholly-owned. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Interim Adjustments - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1998, results of operations for the three-month and nine-month periods ended September 30, 1998 and 1997 and cash flows for the nine-month periods ended September 30, 1998 and 1997. These financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto contained in Exhibit 99-1 to the Company's Current Report on Form 8-K dated January 22, 1999, as filed with the Securities and Exchange Commission. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year and Fiscal Quarters - The Company's fiscal year and third fiscal quarter end on the Sunday coincident with or prior to December 31 and September 30, respectively. For ease of presentation, the Company has used December 31 as the year end and September 30 as the third quarter end.

Earnings Per Share of Stock - Basic earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding during the applicable period. Diluted earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding and potential common shares (outstanding stock options). Weighted average shares of common and Class B common stock and potential common shares used in the calculation of basic and diluted earnings per share are summarized as follows:

                                                      Third Quarter Ended          Nine Months Ended
                                                         September 30,               September 30,
                                                    -------------------------   -------------------------
                                                       1998          1997          1998          1997
                                                                       (In thousands)
Weighted average shares outstanding (Basic EPS)         22,449        22,151        22,343        22,088

Stock options                                              357           338           383           339
                                                    ----------    ----------   -----------    ----------
Weighted average shares outstanding and
    stock options (Diluted EPS)                         22,806        22,489        22,726        22,427
                                                    ==========    ==========   ===========    ==========

Stock options included in the diluted earnings per share calculation were determined using the treasury stock method. Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company's common stock exceeds the option price during a period. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

Comprehensive Income - In June 1997, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of Comprehensive Income and its components. This statement is required to be implemented in financial statements issued for periods ending after December 15, 1997. For the nine-month periods ended September 30, 1998 and 1997, the Company did not incur items to be reported in "Comprehensive Income" that were not already included in reported "net income". As a result, comprehensive income and net income were the same for these periods.

Reclassifications - Certain reclassifications have been made to the 1997 consolidated financial statements to conform with the 1998 presentation.

2.    SPIN-OFF AND MERGER

On May 25, 1998, the Company, Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business"). The Broadcasting Business consists of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company ("PBC"), a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries. The Broadcasting Business will be acquired by Hearst-Argyle through the merger ("Merger") of the Company into Hearst-Argyle.

Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of PBC and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

Consummation of the Transactions is subject, among other things, to the receipt of various regulatory approvals, Pulitzer stockholder approval of the Charter Amendment (as defined in Note 7) and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special stockholders meeting to consider the Charter Amendment and the Merger will be held in the first quarter of 1999 and that the Transactions will be completed shortly after the meeting.

Following the consummation of the Transactions, New Pulitzer will be engaged primarily in the business of newspaper publishing and related new media businesses. For financial reporting purposes, New Pulitzer is the continuing stockholder interest and will retain the Pulitzer name.

3.    DIVIDENDS

In the first quarter of 1998, two dividends of $0.15 per share were declared, payable on February 2, 1998 and May 1, 1998. In the second quarter of 1998, a dividend of $0.15 per share was declared, payable on August 3, 1998. In the third quarter of 1998, a dividend of $0.15 per share was declared, payable on November 2, 1998.

In the first quarter of 1997, two dividends of $0.13 per share were declared, payable on February 3, 1997 and May 1, 1997. In the second quarter of 1997, a dividend of $0.13 per share was declared, payable on August 1, 1997. In the third quarter of 1997, a dividend of $0.13 per share was declared, payable on November 1, 1997.

4.    BUSINESS SEGMENTS

The Company's operations are divided into two business segments, publishing and broadcasting. The following is a summary of operating data by segment (in thousands):

                                                    Third Quarter Ended              Nine Months Ended
                                                       September 30,                   September 30,
                                                -----------------------------   -----------------------------
                                                    1998            1997            1998           1997
                                                -------------   -------------   -------------  --------------
      Operating revenues:
          Publishing                                 $90,763        $87,506       $275,207       $263,646
          Broadcasting                                53,908         53,738        173,681        165,002
                                                 -----------    -----------   ------------   ------------
                Total                               $144,671       $141,244       $448,888       $428,648
                                                 ===========    ===========   ============   ============

       Operating income (loss):
          Publishing                                 $11,549        $11,119        $35,385        $35,157
          Broadcasting                                17,796         17,494         64,086         57,131
          Corporate                                   (1,319)        (1,454)        (3,959)        (4,210)
                                                 -----------    -----------   ------------   ------------
                Total                                $28,026        $27,159        $95,512        $88,078
                                                 ===========    ===========   ============   ============
       Depreciation and amortization:
          Publishing                                  $3,415         $3,077        $10,238         $9,813
          Broadcasting                                 5,461          5,938         16,512         17,622
                                                 -----------    -----------   ------------   ------------
                Total                                 $8,876         $9,015        $26,750        $27,435
                                                 ===========    ===========   ============   ============

       Operating margins
           (Operating income to revenues):
           Publishing (a)                              18.3%          17.6%          18.6%          18.9%
           Broadcasting                                33.0%          32.6%          36.9%          34.6%

     (a) Operating margins for publishing stated with St. Louis Agency adjustment added back to publishing operating income.

5.    COMMITMENTS AND CONTINGENCIES

At September 30, 1998, the Company and its subsidiaries had construction and equipment commitments of approximately $12,342,000. The Company's commitment for broadcasting program contracts payable and license fees at September 30, 1998 was approximately $17,908,000.

The Company is an investor in two limited partnerships requiring future capital contributions. As of September 30, 1998, the Company's unfunded capital contribution commitment related to these investments was approximately $9,075,000.

The Company and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of the Company and its subsidiaries.

In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and
(ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction

Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

"Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm chosen by the two previously selected valuation firms. Any such agreement or determination shall be final and binding on the parties.

As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.

6.    SUBSEQUENT EVENT

On October 30, 1998, the Company acquired, in a purchase transaction, Troy Daily News, Inc., the publisher of a daily afternoon and Sunday morning newspaper located in Troy, Ohio, for approximately $20 million.

7.    RESTATEMENT

On October 22, 1998, the Company determined that a change in facts had occurred concerning a stockholder vote that is required to consummate the Spin-off and Merger (see Note 2). When the Company entered into the Merger Agreement on May 25, 1998, the principal stockholders of the Company controlled, and continue to control, that number of shares of Class B Common Stock sufficient to approve the Merger regardless of the vote of any other holders of the Company's Common Stock and Class B Common Stock. In addition, on May 25, 1998, the principal stockholders of the Company entered into a voting agreement with Hearst-Argyle (the "Pulitzer Voting Agreement"), in which they agreed to direct the vote of all their shares in favor of the Merger and the transactions contemplated by it (including the

Charter Amendment defined below). Consummation of the Merger is also conditioned upon the passage of an amendment to the Company's restated certificate of incorporation (the "Charter Amendment"), the approval of which requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and the Class B Common Stock voting together as a single class and the vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting as a separate class. On May 25, 1998, at the time of the execution and delivery of the Merger Agreement and the Pulitzer Voting Agreement, the principal stockholders of the Company had stated to the Company that they were committed to take such actions as they deemed necessary to effectuate the Transactions, including (i), on or before the record date for the Special Meeting of Stockholders of the Company (the "Special Stockholders Meeting") to be called for the purpose of voting upon the Merger and the Charter Amendment, the conversion of that number of their shares of Class B Common Stock into shares of Common Stock as would constitute a majority of the Company's then issued and outstanding shares of Common Stock and (ii) to vote those shares of Common Stock at the Special Stockholders Meeting in accordance with the provisions of the Pulitzer Voting Agreement. Based upon the facts that existed on May 25, 1998, and continued to exist through October 21, 1998, the Company determined that it was appropriate to report the Broadcasting Business as discontinued operations under Accounting Principles Board Opinion 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). On October 22, 1998, the principal stockholders advised the Company that they had not converted, and did not deem it necessary to convert on or before the record date for the Special Stockholders Meeting, that number of shares of the Company's Class B Common Stock as would constitute a majority of the then issued and outstanding shares of the Company's Common Stock. Accordingly, based upon this change in facts (i.e., even though the principal stockholders of the Company intend to vote all their shares in favor of the Charter Amendment upon which the Spin-off and Merger are conditioned, they alone will not be in a position at the Special Stockholders Meeting to approve the Charter Amendment), the Company determined that it would no longer be appropriate under APB 30 to report the Broadcasting Business as discontinued operations in the Company's consolidated financial statements. As a result, the Company's financial statements as of September 30, 1998 and for the three-month and nine-month periods ended September 30, 1998 and 1997 (included in Item 1 of the Company's Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 12, 1998) have been restated from the amounts previously reported to now reflect the Broadcasting Business as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.

A summary of the significant effects of the restatement is as follows:

                                             At September 30, 1998
                                         -----------------------------
                                              As
                                         Previously           As
                                          Reported         Restated
Total current assets                       $153,970        $207,428
Properties -- net                            80,857         163,663
Total intangibles and other assets          273,338         343,795
Total assets                                508,165         714,886

Total current liabilities                   $37,671         $72,547
Long-term debt                                   --         160,000
Pension obligations                          22,092          28,682
Postretirement and postemployment
 benefit obligations                         88,784          91,495
Other long-term obligations                   3,680           6,224


                                                     For the Three Months Ended September 30,
                                        ----------------------------------------------------------------
                                                      1998                               1997
                                        -----------------------------      -----------------------------
                                                As                                As
                                           Previously          As             Previously          As
                                            Reported        Restated           Reported        Restated
Total operating revenues                    $90,763        $144,671             $87,506       $141,244
Total operating expenses                     80,533         116,645              77,841        114,085
Operating income                             10,230          28,026               9,665         27,159
Income from continuing operations             6,597          15,407               5,913         14,223
Income from discontinued operations           8,810              --               8,310             --

BASIC EARNINGS PER SHARE
  OF STOCK:
Continuing operations                         $0.30           $0.69               $0.27          $0.64
Discontinued operations                        0.39              --                0.37             --

DILUTED EARNINGS PER SHARE
  OF STOCK:
Continuing operations                         $0.29           $0.68               $0.26          $0.63
Discontinued operations                        0.39              --                0.37             --














                                                       For the Nine Months Ended September 30,
                                         ----------------------------------------------------------------
                                                      1998                               1997
                                         -----------------------------      -----------------------------
                                                As                               As
                                           Previously         As              Previously          As
                                            Reported        Restated           Reported        Restated
Total operating revenues                   $275,207        $448,888            $263,646       $428,648
Total operating expenses                    243,781         353,376             232,699        340,570
Operating income                             31,426          95,512              30,947         88,078
Income from continuing operations            19,276          52,073              19,242         46,399
Income from discontinued operations          32,797              --              27,157             --

BASIC EARNINGS PER SHARE
  OF STOCK:
Continuing operations                         $0.86           $2.33               $0.87          $2.10
Discontinued operations                        1.47              --                1.23             --

DILUTED EARNINGS PER SHARE
  OF STOCK:
Continuing operations                         $0.85           $2.29               $0.86          $2.07
Discontinued operations                        1.44              --                1.21             --

    2.          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Statements in this Report on Form 8-K concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         The Company's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of newspapers, television and radio in comparison to other forms of advertising, the performance of the Company in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by the Company.

         The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.

RECENT EVENTS

         As of May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc. (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business") through the merger ("Merger") of the Company into Hearst-Argyle. The Company's stockholders will receive 37,096,774 shares of Hearst-Argyle's Series A common stock in exchange for the Broadcasting Business. The Merger is subject to the satisfaction or waiver of certain closing conditions enumerated in the Merger Agreement. The Company's newspaper publishing and related new media businesses will continue as New Pulitzer, which will be distributed in a tax-free "spin-off" to the Company's stockholders (the "Spin-off") prior to the Merger.

         The Company's historical basis in its non-broadcasting assets and liabilities will be carried over to New Pulitzer. The Merger, the Spin-off and the related transactions will be recorded as a reverse-spin transaction, and, accordingly, New Pulitzer's results of operations for periods reported prior to the consummation of the Merger, the Spin-off and related transactions will represent the historical results of operations previously reported by the Company. (See Note 2 to the consolidated financial statements included in this Exhibit 99-4 to the Company's Current Report on Form 8-K.)

         As discussed in Note 7 to the consolidated financial statements included in this Exhibit 99-4 to the Company's Current Report on Form 8-K, the Company's consolidated financial statements as of September 30, 1998 and for the three-month and nine-month periods ended September 30, 1998 and 1997 have been restated to reflect the Broadcasting Business, which had previously been reported as discontinued operations, as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.

CONSOLIDATED

         Operating revenues for the third quarter and first nine months of 1998 increased 2.4 percent and 4.7 percent, respectively, compared to the corresponding periods in the prior year. The third quarter increase primarily reflected higher publishing revenues while the year-to-date increase included gains in both publishing and broadcasting revenues.

         Operating expenses, excluding the St. Louis Agency adjustment, for the third quarter and first nine months of 1998 increased 1.7 percent and 3.6 percent, respectively, compared to the corresponding periods in the prior year. The third quarter increase was primarily attributable to higher overall personnel costs of $1.7 million while the year-to-date increase reflected increases in both overall personnel costs ($7.4 million) and newsprint costs ($2.6 million).

         Operating income for the third quarter and first nine months of 1998 increased to $28 million (3.2 percent) and $95.5 million (8.4 percent), respectively. The increases reflected the current year revenue gains in both the publishing and broadcasting segments.

         Interest expense declined $524,000 in the 1998 third quarter and $2.3 million in the first nine months due to lower average debt levels. The Company's average debt level for the third quarter and first nine months of 1998 decreased to $177.2 million and $182.6 million from $210.9 million and $229.6 million in the respective periods of the prior year. The Company's average interest rate for both the third quarter and first nine months of 1998 increased to 7.5 percent from 7.3 percent in both prior year periods. The lower average debt levels and higher average interest rates in 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         Interest income for the third quarter and first nine months of 1998 increased $410,000 (42.1 percent) and $65,000 (1.9 percent), respectively, due to higher average balances of invested funds in the current year periods.

         Net other expense for the third quarter declined $180,000 due primarily to capital gains related to limited partnership investments. The year-to-date increase of $436,000 reflected a one-time charge of $869,000 which was related to the sale of the Haverhill Gazette on June 1, 1998 and was partially offset by current year capital gains related to limited partnership investments.

         The effective income tax rates for the third quarter and first nine months of 1998 were 40.6 percent and 40.5 percent, respectively, compared to
40.7 percent and 40.6 percent, respectively, in the corresponding prior year periods. The Company expects that its effective tax rate will be in the 40 to 41 percent range for the full year of 1998 (exclusive of any non-recurring items related to the Spin-off and Merger).

         Net income in the 1998 third quarter increased 8.3 percent to $15.4 million, or $0.68 per diluted share, compared with $14.2 million, or $0.63 per diluted share, in the third quarter of 1997. Net income for the first nine months of 1998 increased 12.2 percent to $52.1 million, or $2.29 per diluted share, compared with $46.4 million, or $2.07 per diluted share, a year ago. The gains reflected increased operating profits for both publishing and broadcasting, higher interest income and lower interest expense in the current year periods.

PUBLISHING

         Operating revenues for the third quarter and first nine months of 1998 increased 3.7 percent and 4.4 percent, respectively, compared to the corresponding periods in the prior year. The gains primarily reflected higher advertising revenues.

         Newspaper advertising revenues increased $2.6 million (4.6 percent) in the third quarter and $10 million (5.9 percent) in the first nine months of 1998 compared to the corresponding periods in the prior year. The current year increases resulted from advertising gains at the St. Louis Post-Dispatch ("Post-Dispatch"), The Arizona Daily Star ("Star") and the Pulitzer Community Newspaper group ("PCN"). In general, the current year advertising gains reflected higher advertising rates at all newspaper properties and increases in advertising volume at the Star. Full run advertising volume (linage in inches) declined 1.8 percent at the Post-Dispatch and increased 5 percent at the Star for the third quarter of 1998. For the first nine months of 1998, full run advertising volume increased 0.3 percent at the Post-Dispatch and 4 percent at the Star. In the fourth quarter of 1997 and the first quarter of 1998, varying rate increases were implemented at the Post-Dispatch, the Star and most of the PCN properties.

         Circulation revenues increased $599,000 (2.8 percent) in the third quarter and $432,000 (0.7 percent) in the first nine months of 1998. The third quarter increase resulted from higher circulation volume at the Post-Dispatch due to fan interest in Mark McGwire's pursuit of the single season home run record in Major League Baseball. The year-to-date increase resulted primarily from gains at PCN properties during the first half of 1998.

         Other publishing revenues increased $92,000 (0.9 percent) in the third quarter and $1.1 million (3.8 percent) in the first nine months of 1998. The increase for the nine-month period resulted primarily from higher preprint revenues and Internet subscriber fees.

         Operating expenses (including selling, general and administrative expenses, and depreciation and amortization), excluding the St. Louis Agency adjustment, for the third quarter and first nine months of 1998 increased 2.9 percent and 4.8 percent, respectively, compared to the corresponding periods in the prior year. The third quarter increase was primarily attributable to higher overall personnel costs of $1.4 million while the year-to-date increase reflected increases in both overall personnel costs ($4.4 million) and newsprint costs ($2.6 million).

         Operating income in the 1998 third quarter increased 3.9 percent to $11.5 million and in the first nine months increased 0.6 percent to $35.4 million. The increases for both periods reflected the current year revenue gains.

         Fluctuations in the price of newsprint significantly impact the results of the Company's newspaper operations, where newsprint expense accounts for approximately 20 percent of total operating costs. For the first nine months of 1998, the Company's average cost for newsprint was approximately $590 per metric ton, compared to approximately $555 per metric ton in 1997. A price increase to $615 per metric ton on September 1, 1998 was subsequently rescinded by all of the Company's newsprint suppliers. As a result, the Company expects its cost of newsprint for the fourth quarter of 1998 to be in the range of $580 to $590 per metric ton. In the fourth quarter of 1997, the Company's average cost of newsprint was approximately $585 per metric ton.

BROADCASTING

         Broadcasting operating revenues for the third quarter and first nine months of 1998 increased 0.3 percent and 5.3 percent, respectively, over the comparable 1997 periods. Local spot advertising increased 2.7 percent and 5.6 percent, respectively, for the third quarter and first nine months of 1998, while national spot advertising declined 2.1 percent for the third quarter and increased 5.8 percent for the nine-month period. The current year comparisons reflect the impact of increased political advertising of approximately $2.4 million and $6.6 million, respectively, in the third quarter and first nine months of 1998.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the third quarter of 1998 decreased to $36.1 million (0.4 percent) and for the first nine months increased to $109.6 million (1.6 percent) compared to the prior year periods. The third quarter decrease resulted primarily from declines in depreciation and amortization expense of $477,000 and national advertising representative fees of $219,000 which were partially offset by higher overall personnel costs of $255,000. The increase for the nine-month period was primarily attributable to higher overall personnel costs of $2.9 million which were partially offset by declines in depreciation and amortization expense of $1.1 million and promotion costs of $436,000.

         Broadcasting operating income in the 1998 third quarter increased 1.7 percent to $17.8 million and in the first nine months increased 12.2 percent to $64.1 million. The third quarter increase resulted from a combination of modest revenue gains and a slight decline in expenses while the year-to-date gain reflected higher advertising revenues.

LIQUIDITY AND CAPITAL RESOURCES

      Outstanding debt, inclusive of the short-term portion of long-term debt, as of September 30, 1998, was $172.7 million compared to $185.4 million at December 31, 1997. The decrease since the prior year end reflects a scheduled repayment of $12.5 million in the third quarter of 1998. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America (the "Prudential Senior Note Agreements"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the "FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.

         The Prudential Senior Note Agreements and the FNBC Credit Agreement require the Company to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder. Borrowings pursuant to the Prudential Senior Note Agreements will be repaid with new borrowings prior to the Merger, and the Prudential Senior Note Agreements and FNBC Credit Agreement will be terminated. The Company's new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, New Pulitzer will have no long-term borrowings immediately after the Spin-off and Merger.

         As of September 30, 1998, commitments for capital expenditures were approximately $12.3 million, relating to normal capital equipment replacements at both publishing and broadcasting locations (including Year 2000 projects in-process). Commitments for capital expenditures at the Company's publishing locations represented approximately $10.3 million of the Company's total commitment at September 30. At the time of the Spin-off and Merger, capital commitments related to publishing locations will be assumed by New Pulitzer and capital commitments of the Broadcasting Business will be assumed by Hearst-Argyle. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $25 to $30 million. Commitments for film contracts and license fees at broadcasting locations as of September 30, 1998 were approximately $17.9 million. In addition, as of September 30, 1998, the Company had capital contribution commitments of approximately $9.1 million related to investments in two limited partnerships.

         At September 30, 1998, the Company had working capital of $134.9 million and a current ratio of 2.86 to 1. This compares to working capital of $99.3 million and a current ratio of 2.32 to 1 at December 31, 1997.

         On October 30, 1998, the Company acquired, in a purchase transaction, Troy Daily News, Inc., the publisher of a daily afternoon and Sunday morning newspaper located in Troy, Ohio, for approximately $20 million. The Company expects to consider further acquisitions of newspaper properties when favorable investment opportunities are identified. In the event an investment opportunity is identified, management expects that it would be able to arrange financing, if necessary, on terms and conditions satisfactory to the Company.

         The Company generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements, debt installments and dividend payments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger (collectively referred to as the "Transactions"), the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt and the costs of the Transactions discussed below. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Transactions. (See
Note 2 to the consolidated financial statements included in this Exhibit 99-4 to the Company's Current Report on Form 8-K.)

         In connection with the Transactions, the Company will incur new borrowings, prepay existing Company debt and make several one-time payments near the dates of the Transactions. The Company will incur a prepayment penalty related to the prepayment of the existing borrowings under the Prudential Senior Note Agreements. Based upon December 31, 1998 interest rates, the prepayment penalty would be approximately $21.8 million. Professional fees to be incurred related to the Transactions are estimated in the range of $37 million. Management bonuses to be paid at the date of the Merger are estimated at approximately $12.1 million. Pursuant to the Merger Agreement, the Company will cash-out all outstanding stock options at the date of the Merger. Based upon outstanding options (876,873) and the Company's common stock market price ($86.63) as of December 31, 1998, payments to employee option holders of approximately $45.2 million would have been required. It is anticipated that a portion of the option cash-out and bonus payments will be deferred at the time of the Merger and paid at a future date. The Company expects to realize tax benefits related to the long-term debt prepayment penalty, stock option cash-out payments and bonus payments. The preceding amounts represent estimates based upon current information available to management of the Company. The final actual amounts will likely differ from the estimates.

         To the extent a gain is generated by the Transactions, a corporate-level income tax ("Spin-off Tax") will be due. The gain is measured by the excess, if any, of the fair market value of New Pulitzer stock distributed by the Company to its stockholders in the Spin-off over the Company's adjusted tax basis in such New Pulitzer stock immediately prior to the distribution. At December 31, 1998, the fair market value of the New Pulitzer Stock would be estimated as the difference between the closing price of the Company's common stock on December 31, 1998 ($86.63) and an estimate of the fair market value for the Broadcasting Business of $54.32 per share. The fair market value for the Broadcasting Business was estimated based upon the fixed number of shares of Hearst-Argyle Series A common stock (37,096,774 shares) that will be exchanged for the Company's common stock and Class B common stock (22,536,412 shares at December 31, 1998) and the closing price of Hearst-Argyle's Series A common stock on December 31, 1998 ($33.00) (i.e., 37,096,774 shares multiplied by $33.00 per share divided by 22,536,412 shares equals $54,32). Using a fair market value of $32.31 (the excess of $86.63 over $54.32) per common share for the New Pulitzer Stock, no gain (or tax) would result from the transactions because the adjusted tax basis of the New Pulitzer Stock would be approximately $34.20 per share.

     The following table illustrates the calculation of several Spin-off Tax estimates under various common stock closing prices for Pulitzer and Hearst-Argyle:

                                                                        FOR THE MONTH ENDED DECEMBER 31,
                                                                                      1998
                                                       AS OF            --------------------------------
                                                  JANUARY 19, 1999           HIGH               LOW
                                                  ----------------           ----               ---
    Closing price of Pulitzer's common stock....   $        85.19       $        86.63      $      76.63
                                                   --------------       --------------      ------------
    Estimated fair market value for Broadcasting
      Business:
      Hearst-Argyle shares to be exchanged for
         Pulitzer shares........................       37,096,774           37,096,774        37,096,774
      Closing price of Hearst-Argyle common
         stock..................................   $        30.94       $        33.00      $      24.38
                                                   --------------       --------------      ------------
      Estimated fair market value...............   $1,147,774,188       $1,224,193,542      $904,419,350
      Divide by the number of shares of Pulitzer
         common stock outstanding on December
         31, 1998...............................       22,536,412           22,536,412        22,536,412
                                                   --------------       --------------      ------------
      Estimated fair market value per share for
         Broadcasting Business..................   $        50.93       $        54.32      $      40.13
                                                   --------------       --------------      ------------
    Estimated fair market value per share for
      New Pulitzer Stock........................   $        34.26       $        32.31      $      36.50
    Estimated tax basis per share for New
      Pulitzer Stock............................   $        34.25       $        34.20      $      34.52
                                                   --------------       --------------      ------------
    Estimated gain (loss) per share from
      Spin-off..................................   $         0.01       $        (1.89)     $       1.98
    Estimated number of shares of New Pulitzer
      Stock at the time of the Spin-off (based
      upon the number of shares of Pulitzer's
      common stock outstanding on December 31,
      1998).....................................       22,536,412           22,536,412        22,536,412
                                                   --------------       --------------      ------------
    Estimated gain (loss) from Spin-off.........   $      225,364       $  (42,593,819)     $ 44,622,096
    Estimated U.S. federal and state income tax
      rate......................................              39%                  39%               39%
                                                   --------------       --------------      ------------
    Estimated Spin-off Tax......................   $       87,892                  N/A      $ 17,402,617
                                                   ==============       ==============      ============

    The above amounts are estimates provided to show the range of possible results based upon historical price per share data for Pulitzer and Hearst-Argyle. The actual gain and related income tax will depend on the fair market value of, and Pulitzer's adjusted tax basis in, the New Pulitzer Stock at the time of the Spin-off.

         In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

         The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

         "Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm chosen by the two previously selected valuation firms. Any such agreement or determination shall be final and binding on the parties.

         As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.

         The following table illustrates the calculation of potential additional payments under the Gross-up Transaction agreements, assuming, among other things, a determination of a Gross-up Transaction, an Imputed Value of $84.11 and a Fair Market Value of Transaction Proceeds of various amounts above and below $84.11.



                                                                                      For the Period May 25, 1998
                                                                                         (date of Merger press
                                                       For the Month Ended                  release) through
                                                        December 31, 1998                  December 31, 1998
                                                  -------------------------------    -------------------------------
                                                       High            Low                High            Low
     Fair Market Value of
       Transaction Proceeds (using high and low
       closing prices of Pulitzer's common                $86.63          $76.63             $89.25          $64.94
       stock)

     Less Imputed Value (assumes adjustment
       to reflect stock dividends and stock
       splits since 1986)                                 $84.11          $84.11             $84.11          $84.11
                                                     ---------------------------        ---------------------------

     Transaction Proceeds in excess of
       Imputed Value                                      $ 2.52             n/a              $5.14             n/a

     Multiply by applicable percentage                        50%             50%                50%             50%

     Multiply by the number of shares of
       Pulitzer's common stock issuable upon
       conversion of the shares of Pulitzer's
       Class B common stock owned by the
       1986 Selling Stockholders, adjusted for
       stock dividends and stock splits since
       1986                                           11,700,850      11,700,850         11,700,850      11,700,850
                                                     ---------------------------        ---------------------------

     Additional payment to the 1986 Selling
       Stockholders                                  $14,743,071              $0        $30,071,185              $0
                                                     ============================       ===========================


         If the Imputed Value is determined to be $154.19 instead of $84.11, no additional payment to the 1986 Selling Stockholders would be required under any of the above calculations.

         Pursuant to the Merger Agreement, New Pulitzer will indemnify Hearst-Argyle against losses related to: (i) on an after tax basis, certain tax liabilities, including (A) any transfer tax liability attributable to the Spin-off, (B) with certain exceptions, any tax liability of Pulitzer or any subsidiary of Pulitzer attributable to any tax period (or portion thereof) ending on or before the closing date of the Merger, including tax liabilities resulting from the Spin-off, and (C) any tax liability of New Pulitzer or any subsidiary of New Pulitzer; (ii) liabilities and obligations under any employee benefit plans not assumed by Hearst-Argyle; (iii) any liabilities for payments made pursuant to a Gross-Up Transaction; and (iv) certain other matters as set forth in the Merger Agreement.

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four digits to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, Pulitzer began reviewing and preparing its computer systems for the Year 2000. Generally, at Pulitzer's newspaper publishing locations, the following categories of computer systems were identified for assessment of Year 2000 compliance: pre-press systems, press systems, post-press systems, business systems, network systems, desktop PC systems, telecommunication systems and building systems. Significant sub-systems within these categories which were identified as non-compliant during the assessment phase represented aging hardware and software which would have required replacement in the near term irrespective of the Year 2000 Issue. Consequently, Pulitzer adopted a Year 2000 strategy which will replace its significant non-compliant systems with new compliant systems prior to December 31, 1999.

         Pulitzer's strategy for achieving Year 2000 compliance was developed using a five phase plan as follows: (1) educate and plan; (2) assess; (3) replace and renovate; (4) validate/test; and (5) implement. As of September 30, 1998, Pulitzer has completed the planning and assessment phases and is in the process of replacing, testing and implementing new compliant systems (with some systems already implemented). Pulitzer and New Pulitzer expect to have substantially all of the Year 2000 system changes implemented by December 31, 1998 at The Arizona Daily Star, March 31, 1999 at the St. Louis Post-Dispatch and September 30, 1999 at the PCN properties.

         Pulitzer's current estimate of capital expenditures for new hardware and software to address Year 2000 issues, as well as to replace aging systems, is approximately $11.6 million for its newspaper publishing locations. At September 30, 1998, approximately $4.6 million of the total capital expenditure estimate remains to be spent through the projected implementation dates. These amounts do not include either the internal staff costs of Pulitzer's information technology department or the cost of minor Year 2000 system modifications, both of which are recorded as expense in the period incurred. Year 2000 modification costs for minor system issues are not expected to be significant. The Year 2000 related capital expenditures have been considered in Pulitzer's normal capital budgeting process and will be funded through operating cash flows.

         In addition to addressing internal system issues, Pulitzer is communicating with its major suppliers (including but not limited to newsprint, ink, telecommunication services and utilities) and selected customers to obtain assurance of their preparedness for the Year 2000. In general, questionnaires are being used to identify potential Year 2000 issues at these third parties which may impact Pulitzer's business operations and require a remedy. Pulitzer has received some responses explaining the status of compliance and will make follow-up inquiries where appropriate.

         As of September 30, 1998, Pulitzer believes that its plan for achieving Year 2000 compliance will be fully implemented by September 30, 1999. However, as it is not possible to anticipate all future outcomes, especially where third parties are involved, Pulitzer is in the process of developing Year 2000 contingency plans for mission critical business and production systems.

         In the event that either Pulitzer or Pulitzer's suppliers and customers do not successfully implement their Year 2000 plans on a timely basis, Pulitzer could experience business losses. In the most extreme case, publication of Pulitzer's newspapers and on-line products, as well as the sale of advertising, could be interrupted and/or delayed. The extent of losses under such a scenario have not been estimated by Pulitzer.


         The preceding discussion relates to Pulitzer's publishing operations only. Pulitzer does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger.

DIGITAL TELEVISION

         The Company's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at the Company's other television stations is May 1, 2002. The Company is currently considering available options to comply with the FCC's timetable but does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.